Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”), dated as of July 15, 2024 (the “Effective Date”), by and between QXO, Inc. (together with its successors and assigns, the “Company”), and Ihsan Essaid (“Employee”), and the Company and Employee together shall be referred to as the “Parties”. Certain capitalized terms in this Agreement are defined throughout this Agreement and in some cases, in alphabetical order in Section 24 below.
WHEREAS, this Agreement sets forth the terms of Employee’s employment and is a condition of Employee’s employment by the Company; and
WHEREAS, Employee acknowledges that the Company is employing Employee and providing Employee with substantial compensation in a new position with the Company in consideration for Employee’s execution and delivery of this Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, Employee and the Company agree as follows:
1.Term. The term of Employee’s employment hereunder shall begin on the Effective Date and shall terminate in accordance with Section 5 hereof (such term, the “Term”).
2. Employment Duties and Location. During the Term, Employee shall serve as Chief Financial Officer of the Company. Excluding any periods of paid time-off or approved sick leave to which Employee is entitled, Employee shall devote all of his working time, energy and attention to perform Employee’s duties and responsibilities as Chief Financial Officer hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company. In connection with Employee’s role as Chief Financial Officer, Employee shall perform such duties as are customarily performed by an individual in Employee’s position at a public company and as assigned from time to time by the Chief Executive Officer of the Company, and Employee shall report directly to the Chief Executive Officer of the Company. Nothing in this Agreement shall prevent the Employee from (a) managing Employee’s personal investments, or (b) continuing to perform services in connection with Employee’s role as an officer, director or principal of any entity or non-profit organization as of the date hereof to the extent disclosed to the Company and approved by the Chief Executive Officer. For any other outside activities, Employee shall receive written permission from the Chief Executive Officer prior to performing such services or activities. Employee’s principal place of employment shall be at the Company’s Greenwich, Connecticut location but Employee shall be required to travel to and render services at other locations as may reasonably be required by Employee’s duties under this Agreement.
3.Compensation. (a) Base Salary. During the Term, the Company shall pay Employee, pursuant to the Company’s normal and customary payroll procedures but not less frequently than bi-weekly, a base salary at an initial rate per annum of $900,000 (the “Base Salary”), provided that the Base Salary shall increase on January 1 of each calendar year commencing during the Term in accordance with the following table if and to the extent that the annualized revenue run rate as of December 31 of the immediately preceding calendar year falls within the corresponding band set forth below. In no event will the Base Salary be decreased
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without Employee’s consent, whether as a result of a change in annualized revenue run rate or otherwise.

Annualized Revenue Run Rate Band	Base Salary
$5 Billion to $10 Billion	$1,100,000
$10 Billion to $20 Billion	$1,185,000
$20 Billion to $30 Billion	$1,425,000
Greater than $30 Billion	$1,615,000

(b)Annual Bonus. As additional compensation, Employee shall have the opportunity to earn a performance-based bonus (the “Annual Bonus”) for each year that ends during the Term of Employee’s employment (commencing with the Company’s fiscal year 2024) with a target amount (the target amount in effect at any time, the “Target Bonus”) that will initially be 125% of Base Salary but will increase on January 1 of each calendar year commencing during the Term in accordance with the following table if and to the extent that the annualized revenue run rate as of December 31 of the immediately preceding calendar year falls within the corresponding band set forth below. In no event will the target Annual Bonus be decreased without Employee’s consent, whether as a result of a change in annualized revenue run rate or otherwise.

Annualized Revenue Run Rate Band	Target Bonus Percentage	Target Bonus Amount
$5 Billion to $10 Billion	140% of Base Salary	$1,540,000
$10 Billion to $20 Billion	155% of Base Salary	$1,836,750
$20 Billion to $30 Billion	190% of Base Salary	$2,707,500
Greater than $30 Billion	190% of Base Salary	$3,068,500
The actual amount of Annual Bonus earned for a fiscal year, if any, shall be based upon achievement of Company and/or individual performance goals as determined by the Committee after consultation with Company management. Except as otherwise provided by this Agreement, payment of the earned Annual Bonus (if any) will be subject to Employee’s continued employment through the payment date, which shall be not later than March 15 immediately following the fiscal year to which the Annual Bonus relates. Employee’s Annual Bonus opportunity for the Company’s fiscal year 2024 will not be prorated based on Employee’s start date and the Target Bonus will be paid in full, subject to Employee’s continued employment with the Company through December 31, 2024 or Employee’s termination date if Employee is terminated by the Company without Cause or Employee terminated Employee’s employment for Good Reason prior to December 31, 2024.
(c)Signing Bonus. Employee will be paid a signing bonus of $3,000,000 (the "Signing Bonus") within thirty days after the Effective Date in recognition of a portion of the incentives that were forfeited from the Employee’s prior employer, provided that if during the two year period following the Effective Date Employee’s termination of employment occurs other than for death or Disability because (i) Employee terminates Employee’s employment other than for Good Reason or (ii) the Company terminates Employee’s employment for Cause, Employee is required to and agrees to repay the Company the net after-tax amount of the Signing Bonus that was paid to the Employee (for purposes of clarification, the repayment required will be equal to the amount to which the Employee was entitled after tax withholding by the Company and before any deferral).
(d)Benefits. During the Term, Employee shall be eligible to participate in the benefit plans and programs of the Company that are generally available to other members of the Company’s senior executive team, subject to the terms and conditions of such plans and programs and applicable Company policies.
(e)Business Expenses. The Company shall pay or reimburse Employee for all reasonable and necessary business expenses incurred in the performance of Employee’s duties to the Company during the Term upon the presentation of appropriate statements of such expenses subject to the terms and conditions of applicable Company policies.
4.Equity Awards. On a date selected by the Committee (the “Grant Date”) that is no later than October 4, 2024, subject to Employee’s continued employment through the Grant Date and subject to approval by the Committee as part of its overall review of equity grants to be issued under the QXO, Inc. 2024 Omnibus Incentive Compensation Plan, the Company intends to grant Employee an award of performance-based restricted stock units (the “PSUs”) pursuant to an award agreement substantially in the form attached as Exhibit A hereto, and an award of time-based restricted stock units (the “RSUs”) pursuant to an award agreement substantially in the form attached as Exhibit B hereto. The intention with respect to such equity awards is to have an incentive equity grant comprised of 65% PSUs and 35% RSUs and an additional equity grant of 235,000 RSUs as a sign-on incentive award, in recognition of a portion of long-term incentives that were forfeited from the Employee’s prior employer. The Company intends that the PSUs and RSUs will represent Employee’s equity grants for the entire duration of the vesting schedules of such PSUs and RSUs, based on current business planning and compensation practices.
5.Termination. Employee’s employment hereunder shall be terminated upon the earliest to occur of any one of the following events (in which case the Term shall terminate as of the applicable Termination Date):
(a)Death. Employee’s employment hereunder shall terminate upon his death.
(b)Cause. The Company may terminate Employee’s employment hereunder for Cause.
(c)Without Cause. The Company may terminate Employee’s employment hereunder without Cause.
(d)Good Reason. Employee may terminate Employee’s employment hereunder for Good Reason in accordance with the terms of this Section 5(d). For purposes of this Agreement, “Good Reason” shall mean, without first obtaining Employee’s written consent: (i) a reduction of the Employee’s Base Salary; (ii) a reduction of the Employee’s Target Bonus; (iii) a material, adverse change in the Employee’s title, reporting relationship, authority, duties or responsibilities; (iv) a relocation of the Employee’s principal place of employment to a location that is more than 50 miles from the Employee’s then current principal place of employment; or (v) in the event of a Change of Control, the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under this Agreement with respect to the Employee, provided that, the Company shall first be provided a 30-day cure period, following receipt of written notice setting forth in reasonable detail the specific event, circumstance or conduct of the Company that constitutes Good Reason, to cease, and to cure any event, circumstance or conduct specified in such written notice, if curable; provided further, that such notice shall be provided to the Company within 90 days of the initial occurrence of the event, circumstance or conduct constituting Good Reason. If, at the end of the cure period, the event, circumstance or conduct that constitutes Good Reason has not been remedied, the termination of employment, must occur, if at all, within the 30 days following the earlier of the (i) the end of the cure period or (ii) the date the Company provides written notice to the Employee that it does not intend to cure such condition. If Employee does not terminate employment during such 30-day period, Employee will not be permitted to terminate employment for Good Reason as a result of such event, circumstance or conduct.
(e)Resignation. Employee may terminate his employment hereunder at any time upon at least 30 days’ advance written notice to the Company.
(f)Disability. Employee’s employment hereunder shall terminate in the event of Employee’s Disability.
6.Termination Payments.
(a)General. Except as otherwise set forth in this Section 6, following any termination of Employee’s employment hereunder, the obligations of the Company to pay or provide Employee with compensation and benefits under Section 3 of this Agreement shall cease, and the Company shall have no further obligations to provide compensation or benefits to Employee hereunder except for payment of (i) any unpaid Base Salary accrued through the Termination Date; (ii) to the extent required by law, any unused vacation accrued through the Termination Date; (iii) any vested accrued benefits or compensation due under the Company’s plans and arrangements; and (iv) any unpaid or unreimbursed obligations and expenses under Section 3(d) of this Agreement accrued or incurred through the Termination Date (collectively items 6(a)(i) through 6(a)(iv) above, the “Accrued Benefits”). The payments referred to in Sections 6(a)(i) and 6(a)(ii) of this Agreement shall be paid within 30 days following the Termination Date, subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The payments referred to in Section 6(a)(iii) and 6(a)(iv) of this Agreement shall be paid at the times such amounts would otherwise be paid had Employee’s services hereunder not terminated. The payments and benefits to be provided to Employee under Sections 6(c) and 6(d) of this Agreement, if any, shall in all events be subject to the satisfaction of the conditions of Section 6(e) of this Agreement.
(b) Resignation, Cause, Death, or Disability. If Employee’s employment is terminated pursuant to Section 5(a), 5(b), 5(e) or 5(f) of this Agreement, the Company shall have no obligation to Employee other than with respect to the Accrued Benefits, except as provided under the equity awards and/or to the extent Employee is continuing to provide services as an advisor, Board member or consultant. All equity-based or other long-term incentive compensation awards then outstanding will be treated in accordance with the relevant terms of the applicable award agreement (with any applicable performance goals treated as set forth in the applicable award agreement and payment timing determined in accordance with the applicable award agreement).
(c)Without Cause or for Certain Good Reason Events. In the event that, either prior to a Change of Control or more than two years following a Change of Control, the Company terminates Employee’s employment hereunder without Cause or Employee resigns for Good Reason, Employee shall be entitled to the following payments and benefits, subject to Section 6(e) in the case of clauses (ii) through (v) and clause (vii):
(i)the Accrued Benefits;
(ii)a cash payment (the “Severance Payment”) equal to twelve (12) months of Base Salary, as in effect on the Termination Date (without regard to any reduction thereto that would provide a basis for Employee to resign for Good Reason);
(iii)a lump sum cash payment equal to the amount of any Annual Bonus relating to a performance period prior to the Termination Date that is unpaid as of the Termination Date (the amount of which shall be determined by the Committee in accordance with the terms of this Agreement) (the “Earned Bonus”);
(iv)a lump sum payment payable in cash equal to the product of (A) the Target Bonus, as in effect on the Termination Date (without regard to any reduction thereto that would provide a basis for Employee to resign for Good Reason) and (B) a fraction, the numerator of which is the number of days in the fiscal year in which the Termination Date occurs from the first day of such fiscal year to and including the Termination Date, and the denominator of which is the total number of days in such fiscal year (the “Prorated Bonus”);
(v)at the option of the Company, either (A) for six (6) months from the Termination Date (the “Benefit Continuation Period”), healthcare benefit coverage to Employee (and Employee’s dependents who were covered by healthcare benefit coverage (including medical and dental) pursuant to a plan sponsored by the Company or an affiliate as of immediately prior to the Termination Date, if any (the “eligible dependents”)), with the requirement for Employee (or the eligible dependents) to pay a monthly premium at the active employee rate for such healthcare benefit coverage as if Employee had continued employment with the Company during the Benefit Continuation Period, conditioned upon Employee making a timely election to receive COBRA coverage provided to former employees under Section 4980B of the Code and continuing such coverage during the Benefit Continuation Period so long as it is available or (B) a lump sum cash payment equal to the amount of the employer contribution, based on the rates and coverage elections in effect at the Termination Date, that would have been provided towards healthcare benefit coverage for Employee and Employee’s eligible dependents during the Benefit Continuation Period had Employee remained employed with the Company or as relevant affiliate during such period (the “Healthcare Benefit”);
(vi)vesting of equity-based or other long-term incentive compensation awards then outstanding in accordance with the relevant terms of the applicable award agreement (with any applicable performance goals treated as set forth in the applicable award agreement and payment timing determined in accordance with the applicable award agreement); and

(vii)if such termination occurs on or before December 31, 2026 and the value of Employee’s vested equity-based or other long-term incentives (inclusive of any incentives that vest pursuant to the termination and any incentives that have been paid to Employee prior to the termination) (collectively, “Vested Long-Term Incentive Value”) is less than $3,000,000, Employee will receive the vested equity-based or other long-term incentives to the extent and in accordance with their terms plus an amount of cash equal to the amount by which $3,000,000 exceeds the Vested Long-Term Incentive Value. Vested Long-Term Incentive Value shall be calculated using the value at Termination Date, based on the Committee’s chosen methodology for such valuation (e.g., closing stock price on Termination Date, average of closing stock prices during the 30-day trading period prior to and including the Termination Date, etc.).

(d)Without Cause or for Good Reason Following a Change of Control. In the event that, upon or within two years following a Change of Control, the Company terminates Employee’s employment hereunder without Cause or Employee resigns for Good Reason, Employee shall be entitled to the following payments and benefits, subject to Section 6(e) in the case of clauses (ii) through (v):
(i)the Accrued Benefits;
(ii)a cash payment (the “CIC Severance Payment”) equal to two (2) times the sum of (A) the Base Salary as in effect on the Termination Date (without regard to any reduction thereto that would provide a basis for Employee to resign for Good Reason) and (B) the Target Bonus as in effect on the Termination Date (without regard to any reduction thereto that would provide a basis for Employee to resign for Good Reason);
(iii)the Prorated Bonus;
(iv)the Earned Bonus;
(v)the Healthcare Benefit (provided that the Benefit Continuation Period shall be twelve (12) months from the Termination Date); and
(vi)vesting of all equity-based or other long-term incentive compensation awards then outstanding in accordance with the relevant terms of the applicable award agreement (with any applicable performance goals treated as set forth in the applicable award agreement and payment timing determined in accordance with the applicable award agreement).
(e)Release Requirement; Payment Timing. The payments and benefits provided under Sections 6(c) and 6(d) of this Agreement (other than the Accrued Benefits and other than in the event of termination by reason of Employee’s death or Disability) are subject to and conditioned upon (i) the Employee satisfying the Release Requirement set forth in Section 13(j) of this Agreement and (ii) Employee’s compliance with the covenants in this Agreement, including without limitation, the covenants in Sections 7 through Section 16 of this Agreement . The Severance Payment if any, payable hereunder shall be paid in substantially equal installments over the twelve-month period, following the Termination Date, consistent with the Company’s payroll practices, with the first installment to be paid no later than the second regularly scheduled payroll date after the Release Requirement is satisfied and with any installments that would otherwise have been paid prior to such date accumulated and paid together with such first installment. The CIC Severance Payment, if any, payable hereunder shall be paid in one lump sum within five business days following the satisfaction of the Release Requirement. The Prorated Bonus and any other lump sum cash payment due under this Section 6 (and subject to the Release Requirement), other than the Accrued Benefits, will generally be paid at the same time as the first installment of the Severance Payment or at the same time as the CIC Severance Payment, as applicable. With respect to any payment or benefit payable pursuant to Section 6 that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code, if the applicable Change of Control does not constitute an event described in Section 409A(a)(2)(v) of the Code and the regulations thereunder, then solely to the extent necessary to avoid the application of additional taxes and penalties on such payment or benefit under Section 409A of the Code, such payment or benefit shall be paid or provided on the same schedule that would have applied to such payment or benefit absent the occurrence of a Change of Control.
(f)Section 280G. In the event that any payments, distributions, benefits or entitlements of any type payable to Employee (“Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s Payment shall be reduced to such lesser amount (the “Reduced Amount”) that would result in no portion of such Payments being subject to the Excise Tax; provided that the Payments shall not be so reduced if the Company determines, based on the advice of a nationally recognized accounting firm selected by the Company prior to a Change of Control (the “Accountants”), that without such reduction Employee would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount that is greater than the amount, on a net after tax basis, that Employee would be entitled to retain upon receipt of the Reduced Amount. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 6(f) shall be made in writing in good faith by the Accountants. The reduction of the Payments shall be made in the order determined by the Committee, provided that such reduction will be made in a manner that that is intended to comply with Section 409A to the extent applicable. For purposes of making the calculations required by this Section 6(f), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably require in order to make a determination under this Section 6(f), and the Company shall bear the cost of all fees the Accountants charge in connection with any calculations contemplated by this Section 6(f).
(g)Mitigation; Offset. The amount of the Severance Payment shall be offset and reduced (but not below zero) by the full amount of the Non-Compete Payments to which Employee is entitled under this Agreement. In addition, the Board may determine that (i) any part of the remaining portion of the Severance Payment (after application of the offset contemplated by the immediately preceding sentence) and/or (ii) solely if the Termination Date does not occur within the two-year period following a Change of Control, any Non-Compete Payments to which Employee is entitled under this Agreement, shall be reduced (but not below zero) by the amount of any income that Employee earns from any other work, whether as an employee or as an independent contractor, during the one year period commencing on the Termination Date.
7.Confidentiality Covenant. Employee agrees to use “Confidential Information” (as that term is defined in Section 24) only for the Company’s benefit. Employee agrees that, other than as required to perform Employee’s duties for the Company, Employee will not at any time use, disclose, download or copy Confidential Information (including but not limited to personal email or storage media) or assist any other person or entity to do so. Notwithstanding anything in this Agreement to the contrary, nothing contained herein is intended to, or shall be interpreted in a manner that does, prohibit, limit or restrict Employee from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934, as amended).
8.Return of Company Property When Requested. Employee agrees to promptly return to the Company when the Company requests, but in any event by Employee’s Termination Date, all Confidential Information and all other Company property (tangible or intangible) in Employee’s possession or control (e.g., all documents, data, recordings, smartphones, computers and other business equipment, inclusive of all information stored in electronic form), obtained or prepared by or for or utilized by Employee in the course of Employee’s employment, all of which Employee acknowledges and agrees is and shall remain the Company’s sole and exclusive property. Employee further agrees not to tamper with, alter, delete or destroy any Company property, documents, records or data contained in any location, including but not limited to any information contained on any Company-owned computer or electronic device, system, database, server, portal or network. In this regard, Employee agrees not to re-set, wipe or return to their default settings Company-owned electronic devices, absent the Company’s prior written consent. In addition, Employee agrees not to access or attempt to access any electronic device, system, database, server, portal or network of the Company after Employee’s Termination Date. Employee further agrees, when requested or by Employee’s Termination Date, to conduct a diligent search of all of the electronic documents and information, electronic devices (including, without limitation, computers, hard drives, flash drives, and mobile devices), remote and virtual storage and file systems, emails and email accounts, voicemails, text messages, instant messaging conversations and systems, and any other devices, facilities, systems, accounts, or media that have electronic data storage or saving capabilities, in Employee’s possession, custody, or control, for any copies or iterations of Confidential Information, and immediately inform the Company of any copies or iterations of Confidential Information Employee locates pursuant to such search, and follow Company directives with respect to remitting such information or documents to the Company and remediating the same. If Employee breach this Section 8, then pursuant to Section 20, Employee’s employment shall, at the Company’s election, be terminated for Cause or be deemed to have been terminated for Cause retroactive to the Termination Date. Employee also acknowledges that any breach of this Section 8 may cause the Company to seek an adverse inference against the Employee in the event of litigation, and Employee agrees that such breach shall be considered material and entitle the Company to equitable and monetary relief, including its attorneys’ fees and costs pursuant to Section 23.
9.Ownership of Intellectual Property. Except as otherwise provided by applicable law, Employee agrees that all “Work Product” (as that term is defined in Section 24) created in whole or in part by Employee while employed by the Company is the Company’s exclusive property, and that Employee will promptly, fully and effectively communicate all Work Product to the Company. Accordingly, Employee agrees that all Work Product eligible for any form of copyright protection made or contributed to in whole or in part by Employee within the scope of Employee’s employment while so employed shall be deemed a “work made for hire” under the copyright laws and shall be owned by the Company, and that the Company may sell, use, copy, reproduce, display, perform or alter as it sees fit, without any further right or claim by or remuneration to Employee. To that end, Employee hereby now (and upon the Company’s request, in the future Employee will) assign, transfer and convey to the Company, all of Employee’s “Proprietary Rights” (as that term is defined in Section 24) in all Work Product for the Company’s exclusive ownership and use, together with all rights to sue and recover for past and future infringement or misappropriation thereof. In addition, at the Company’s request, at all times while Employee is employed by the Company and at all times thereafter, Employee agrees to promptly and fully assist the Company in effecting the foregoing assignment, including but not limited to the further acts of executing any and all documents necessary for the Company to secure for itself such Proprietary Rights in all such Work Product. The foregoing provisions, however, do not apply to any invention (a) for which none of the Company’s equipment, supplies, facilities or trade secret information were used, and (b) developed entirely on Employee’s own time, unless the invention relates to the Company’s businesses or any actual or demonstrably anticipated research or development, or results from any work performed by the Employee for the Company.
10.Covenants During Employment. While employed by the Company, Employee agrees not to compete with the Company anywhere in the world. Specifically, while employed by the Company, Employee may not: (a) enter into or engage in a “Competing Business” (as defined in Section 13 below); (b) solicit customers, potential customers, business or other business opportunities, or attempt to do so, for any Competing Business; (c) sell or attempt to sell any products or services that compete with the “Business” (as defined in Section 13 below); (d) divert, entice or take away any customers, potential customers or other business opportunities of the Company or attempt to do so; or (e) promote or assist, financially or otherwise, any person or entity engaged in a Competing Business.
11.Post-Employment Covenant Not to Hire the Company’s Employees and Others. During Employee’s employment and during the Restricted Period (as defined on Exhibit C), Employee agrees not to solicit for hiring, hire or interfere with (or try to hire or interfere with or solicit for hiring, or help any other person or party to solicit for hiring, to hire or to interfere with) the Company’s relationship with (a) any of the Company’s employees; or (b) any person who at any time during the twelve (12) months prior to such solicitation, hiring or interference was an employee of the Company. This undertaking on Employee’s part for the Company’s benefit is called the Employee’s “Non-Interference Covenant.”
12.Post-Employment Covenant Not to Solicit the Company’s Restricted Customers. During Employee’s employment and during the Restricted Period, Employee hereby agrees not to, directly or indirectly, (a) discontinue or reduce the extent of the relationship between the Company Entities and the individuals, partnerships, corporations, professional associations or other business organizations that have a business relationship with any Company Entity and about which business relationship the Employee was aware (collectively, “Associated Third Parties”), or to obtain or seek products or services the same as or similar to those offered by the

Company Entities from any source not affiliated with the Company Entities; and (b) solicit, assist in the solicitation of, or accept any business from any Associated Third Parties in relation to a product or service that competes with the products and/or services offered by the Company Entities. This undertaking on Employee’s part for the Company’s benefit is called Employee’s “Non-Solicit Covenant.”
13.Post-Employment Covenant Not to Compete with Us.
(a)Duration and Geographic Scope. During the Non-Compete Period (as defined on Exhibit C), Employee is not allowed to compete with Company Entities in the “Restricted Territory” (geographic area) described below. This undertaking on the Employee’s part for the Company’s benefit is called the Employee’s “Non-Compete Covenant.”
(b)Employee’s Non-Compete Covenant to the Company. Employee agrees that Employee will not, during Employee’s employment and during the Non-Compete Period, within the Restricted Territory, directly or indirectly (whether or not for compensation) become employed by, engage in business with, serve as an agent or consultant to, become an employee, partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of any Competing Business. For purposes of this Agreement, “Competing Business” shall mean any individual, corporation, limited liability company, partnership, unincorporated organization, trust, joint venture or other entity that (i) engages or is planning to engage in any business or businesses in which the Company Entities are actively engaged during Employee’s employment, including, but not limited to, any line of business involved in building and construction products distribution (collectively, the “Business”) or (ii) engages in mergers and acquisition activities related to the Business, including, without limitation, researching, analyzing and evaluating companies for investment in or acquisition of, for itself or clients. Such “Competing Business” definition shall include, but shall not be limited to, each of the following private equity firms and affiliates, including, without limitation, their portfolio companies: American Securities, LLC; Bain Capital; Blackstone; Clayton, Dubilier & Rice, LLC; Court Square Capital Partners; CVC; KKR; Leonard Green & Partners; and Platinum Equity, as well as each of the following building and construction products distribution companies and their affiliates: Builders FirstSource; Core & Main; Ferguson; Home Depot; Lowe’s; and Watsco.
(c)Employee’s Restricted Territory. Employee agrees that the Employee’s “Restricted Territory” means any State of the United States and any other country in which the Company or any Company Entity does business, or in which the Company or any Company Entity has actively planned to engage in business, in each case, during the Employee’s employment.
(d)Employee’s Non-Compete Payments if the Company Terminates Employee Without Cause. If the Company terminates Employee’s employment without “Cause” (as that term is defined in Section 24 below), then the Company will make “Non-Compete Payments” to Employee in an amount calculated as set forth in subsection (f) below.
(e)Termination of the Restricted Period. The Company has the right, at the Company’s discretion, to waive Employee’s Non-Compete Covenant and/or terminate or reduce the Non-Compete Period, whether in whole or in part. Upon providing Employee notice to that effect, no

Non-Compete Payments will be due with respect to any period subject to this waiver or reduction.
(f)Amount and Timing of Non-Compete Payments During the Restricted Period. If the Company terminates Employee’s employment without Cause and does not elect to waive the Employee’s Non-Compete Covenant or to terminate or reduce the Employee’s Non-Compete Period, the Company will pay Employee each month during the Non-Compete Period an amount equal to the monthly amount of the Employee’s target total annual cash compensation at the time of Employee’s Termination Date in accordance with the Company’s payroll procedures on the Company’s normal payroll dates. In the event the Company waives or reduces the Non-Compete Period, the Company will make a payment equal to the Employee’s monthly target total annual cash compensation for the duration of the revised Non-Compete Period. (For example, if the Company reduces the Non-Compete Period to three (3) months, the Company will pay the Employee the Employee’s monthly amount of target total annual cash compensation for three (3) months, in accordance with the Company’s normal payroll procedures during that period.).
(g)Additional Non-Compete Payments and Extension of the Employee’s Restricted Period. The Company has the right, at the Company’s discretion, to extend the Non-Compete Period during one or more Extended Non-Compete Periods (as defined in Exhibit C). If the Company elects to extend the Non-Compete Period, the Employee agrees that, during any Extended Non-Compete Period, the Employee shall be bound by the restrictions set forth in Section 13(b) in the same manner applicable during the Non-Compete Period. If the Company exercises this option to extend the Non-Compete Period, the Company will pay Employee “Additional Non-Compete Payments” consisting of, for each month of the relevant extension period, an amount equal to the monthly amount of the Employee’s target total annual cash compensation as of the Termination Date in accordance with the Company’s payroll procedures on our normal payroll dates.
(i)The Employee shall deliver a written notice to the Company not more than one hundred twenty (120) days, and not less than one hundred (100) days, prior to the expiration of the Non-Compete Period or Extended Non-Compete Period, as applicable, specifying the date that such expiration will occur.
(ii)If the Company elects to extend the Non-Compete Period or any Extended Non-Compete Period, the Company will notify the Employee in writing of such fact not later than the ninetieth (90th) day prior to the commencement of the applicable Extended Non-Compete Period.
(iii)The Company may terminate or reduce the duration of any Extended Non-Compete Period. Upon providing the Employee notice to that effect, no Additional Non-Compete Payments will be due with respect to any period subject to this reduction.
(iv)By signing this Agreement, the Employee agrees to accept and abide by the Company’s elections. Notwithstanding any provision of this Agreement to the contrary, the right of the Company to extend the Non-Compete Period hereunder shall lapse upon a Change of Control.
(h)Consequences of Employee’s Breach of Employee’s Non-Compete Covenant. The Company reserves the right to use any remedies available to the Company in law or in equity to enforce the Company’s rights under this Agreement, generally, and the Employee’s Non-Interference Covenant, Non-Compete Covenant, Non-Solicit Covenant and other covenants to the Company set forth in this Agreement, specifically. The Employee also agrees that if the Employee breaches the Employee’s Non-Compete Covenant to the Company, the Employee will repay to the Company all of the Non-Compete Payments the Company has made to the Employee.
(i)Coordination with Other Benefits. If the Company elects to enforce the Employee’s Non-Compete Covenant, in whole or in part, and the Employee is eligible for any other cash severance benefit under this Agreement or any other policy, plan or agreement, such other cash severance benefit shall be reduced (but not below zero) by the amount of the Non-Compete Payments.
(j)Conditions to Severance. Any monies the Company pays the Employee under this Agreement pursuant to this Section 13, pursuant to Section 6(c) (ii) through (v), Section 6(c)(vii) or Section 6(d)(ii) through (vi), will be subject to (i) the Employee’s execution and non-revocation of a general release of claims in a form reasonably acceptable to the Company within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the Termination Date (collectively, the “Release Requirement”) and (ii) Employee’s incurring a “Separation from Service” (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) from the Company. Payment of Non-Compete Payments, if due, will commence not later than the second regularly scheduled payroll date following satisfaction of the Release Requirement, with any installments that would have been made during the period from the Termination Date to the date of satisfaction of the Release Requirement based on regularly scheduled payroll dates accumulated and paid on the date that such installments commence. In the event that the Company determines it cannot make a payment to the Employee during the six (6)-month period following the Employee’s Separation from Service because the Employee is a “specified employee” within the meaning of Code Section 409A and making a payment to the Employee during such six (6)-month period would result in the application of tax penalties under Code Section 409A, the Company will pay Employee a lump-sum amount equal to the cumulative amount that would have otherwise been paid to Employee during such period (without interest) on the first business day following the end of the six (6)-month period (or such earlier date upon which such amount can be paid without resulting in the application of tax penalties under Code Section 409A). For purposes of Code Section 409A, each installment payment provided under this Agreement will be treated as a separate payment. In addition, the Employee will not be entitled to severance or Non-Compete Payments in connection with the Employee’s termination of employment with the Company if the Employee is offered employment by any successor to all or any portion of our Business.
14.Refraining from Disparaging the Company. While employed by the Company and thereafter, the Employee agrees never to disparage, malign or impugn the Company or any of the Company’s officers, directors and employees; provided, however, that nothing herein shall prohibit the Employee from exercising any rights under Section 7 of the National Labor Relations Act, providing truthful testimony, or from initiating, participating in or cooperating with an investigation or proceeding conducted by any local, state or federal governmental agency. In addition, nothing herein shall be construed to waive or limit the Employee’s right to receive an award for information provided to the Securities and Exchange Commission.

15.Cooperating After Employment Ends. While employed by the Company and thereafter, Employee agrees to fully cooperate with the Company in connection with any investigation, suit, action or proceeding in which the Employee may have relevant information or testimony, including but not limited to providing testimony at depositions or trial, which cooperation and appearance Employee fully agrees to without the necessity of a subpoena or court order. If Employee’s assistance is required after the Employee’s employment has ended, the Company will reimburse Employee for Employee’s reasonable, out-of-pocket travel expenses and accommodate Employee’s personal and business schedule to the extent practicable.
16.Giving Notice to a New Employer and to the Company. Employee agrees that during the Restricted Period, Employee will provide any new employer written notice of each of the restrictions to which Employee is subject under this Agreement (e.g., Employee’s Non-Interference Covenant, Employee’s Non-Solicit Covenant and Employee’s Non-Compete Covenant) before Employee accepts an offer of employment and concurrently provide to the Company a copy of each such written notice. Employee shall also provide the Company with fourteen (14) days advance notice prior to becoming employed by any person or entity or engaging in any business of any type or form, regardless of whether or not the prospective employer or business is engaged in a Competing Business.
17.Prohibited Use of Confidential Information of Employee’s Prior Employers. It is vital to the Company that the Employee does not disclose to the Company or use any information or materials that might constitute a former employer’s confidential information. Accordingly, Employee (a) agrees not to disclose or use any former employer’s confidential information in any form unless Employee first obtained the prior written consent of that former employer and (b) represent to the Company that Employee searched for and deleted any emails, documents or files prepared, generated, obtained or used by Employee that contain any such confidential information of a prior employer.
18.Authority to Enter into this Agreement; No Conflicts. Employee represents that Employee has the right to enter into this Agreement, that doing so is not and does not conflict with or breach any obligations Employee may have under any agreement Employee has or any court order, and that Employee’s signature on this Agreement makes a valid and binding obligation, fully enforceable in accordance with its terms.
19.Prior Restrictive Covenant Agreements to Which Employee is Bound. Employee represents to us that Employee: (a) has provided Company true, correct and complete copies of any agreement to which Employee is subject containing non-competition, non-solicitation or similar restrictions or covenants in favor of any prior employer or other party; and (b) are free to enter into this Agreement and be employed by the Company in accordance with the terms of this Agreement without breaching or violating any such prior agreements.
20.Employee Acknowledgments Regarding Termination for Cause. Employee acknowledges that Employee’s breach of Employee’s representations, covenants and agreements set forth in Sections 7 through 19 hereof is grounds for immediate termination for Cause by the Company. Employee agrees that if, subsequent to the Termination Date, the Company determines that the Company could have terminated Employee’s employment for Cause, or the Company discovers a breach of any provision herein, Employee’s employment shall, at the

Company’s election, be deemed to have been terminated for Cause retroactive to the Termination Date.
21.Employment At-Will. Employee is employed at-will. Nothing in this Agreement changes Employee’s at-will employment status or confers any right with respect to continuation of employment, and nothing in this Agreement interferes in any way with the Parties’ right to terminate the employment relationship at any time, with or without Cause or advance notice.
22.Governing Law; Arbitration and Consent to Jurisdiction.
(a)Governing Law. This Agreement shall be governed by and construed in accordance with its express terms, and otherwise in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law.
(b)Arbitration. Any claims Employee wishes to make arising out of or relating to this Agreement, the breach thereof, Employee’s employment with the Company, or the termination of that employment will be resolved by binding arbitration before a single arbitrator in the State of Delaware, or at another location as mutually agreed upon by the parties, administered by the American Arbitration Association (“AAA”) in accordance with its Employment Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This provision does not apply to claims that, under law, may not be subject to a pre-dispute arbitration agreement. Notwithstanding anything to the contrary under the Rules of the AAA or the general grant of authority to the arbitrator contained herein, the arbitrator shall have no jurisdiction or authority to compel any class or collective claim, to consolidate different arbitration proceedings or to join any other party to any arbitration between Employee and the Company. The arbitrator shall, for all such claims Employee wishes to file, have the exclusive authority to determine the applicability, interpretation and enforceability of this Agreement, but shall have no jurisdiction or authority to compel any class or collective claim or to join any other party to an arbitration between us.
(c)Consent to Jurisdiction. Employee hereby irrevocably consents and submits to the jurisdiction of any state or federal court located in the State of Delaware, including without limitation to decide any and all claims brought by the Company alleging a violation or enforceability of Sections 7, 8, 9, 10, 11, 12, 13 or 14 hereof, as well as any claims relating to misappropriation of trade secrets. In that regard, Employee waives any objection Employee now or hereafter has to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in the State of Delaware , including any claims relating to the alleged inconvenience of such forum, and agree that Employee will not attempt to deny or defeat such personal jurisdiction by motion or other request to any such court. Employee also agrees that, notwithstanding Section 22(b) above, if Employee brings an action in court against the Company or its agents, officers or directors, including in aid of any arbitration proceeding or to challenge arbitrability, Employee will do so exclusively in the state or federal courts located in the State of Delaware , provided that nothing herein shall waive the Company’s right to demand that Employee comply with Section 22(b). Employee also agrees that the Company has the right to bring a legal action against Employee in a state or federal court where Employee lives or that has jurisdiction over Employee. Employee further agrees that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any court described in this Section 22(c) shall be conclusive and binding upon Employee and may be enforced in any other jurisdiction.
(d)Waiver of Class and Collective Actions. The Parties to this Agreement waive the right to participate in any class or collective action against the other party. The Parties understand and agree that they will not consolidate their claims with the claims of any other individual or entity, will not seek class or collective action treatment for any claim that they may have and will not participate in any class or collective action against each other or anyone affiliated with a party.
23.Remedies; Injunctions for Breaches of this Agreement. All of the Company’s rights and remedies may be exercised alternatively or cumulatively to the fullest extent permitted by law. Employee acknowledges that in addition to the acknowledgements Employee made in Sections 10, 11, 12 and 13 of this Agreement, Employee has considered each of the other restrictive covenants set forth in this Agreement and stipulate that those covenants are likewise reasonable and necessary to protect us and our Confidential Information, business strategies, employee and customer relationships and goodwill, now existing or to be developed in the future. Employee hereby: (a) agrees to comply with all of the restrictive covenants; (b) waives any right to contest the reasonableness, validity, scope or enforceability of any of the restrictive covenants, or any other claim or defense related thereto; (c) agrees that a breach constitutes irreparable harm and that injunctive relief would be the only practical remedy in the event of Employee’s breach; and (d) agree that the Company, without having to post bond, shall be entitled to injunctive relief against any breach by Employee of a restrictive covenant, provided that the foregoing shall not prejudice the Company’s rights to require Employee to account for and pay over to the Company any compensation, profits or gains derived by Employee related to the breach, and Employee agrees to be so responsible for such an accounting. Employee further agrees that if Employee violates Employee’s Non-Interference Covenant, Employee’s Non-Compete Covenant, and/or Employee’s Non-Solicit Covenant set forth in Sections 11, 12 and 13 of this Agreement, respectively, the post-employment restricted time period therein shall not include any period(s) of violation or period(s) of time required for litigation to enforce the covenants therein. It is the parties’ mutual intent that the Company is entitled to the full period applicable to such covenants free of competition and/or litigation to enforce the provisions thereof. Any tolled period due to breach of Sections 11, 12 and 13 of this Agreement or litigation shall not be subject to Non-Compete Payments. If the Company brings a legal action to enforce this Agreement or obtain monetary damages for breach of this Agreement, the Company shall have the right to recover attorneys’ fees and costs it incurs as a result of any action brought in good faith.
24.Definitions. This Agreement uses the following defined terms:
“Additional Non-Compete Payments” shall have the meaning set forth in Section 13(g) of this Agreement.
“Cause” shall mean (a) Employee’s dereliction of duties or gross negligence or failure to perform Employee’s duties or refusal to follow any lawful directive of the Chief Executive Officer; (b) Employee’s abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects Employee’s performance of duties for any Company Entity; (c) Employee’s commission of any fraud, embezzlement, theft or dishonesty or any deliberate misappropriation of money or other assets of any Company Entity; (d) Employee’s breach of any fiduciary duties of any Company Entity; (e) any act, or failure to act, by Employee in bad faith to the detriment of any Company Entity; (f) Employee’s failure to cooperate in good faith with a governmental or internal investigation of any Company entity or any of its directors, managers, officers or employees, if the Company requests Employee’s cooperation; (g) Employee’s failure to follow Company policies, including the Company’s code of conduct and/or ethics policy, as may be in effect from time to time; or (h) Employee’s conviction of, or plea of nolo contendere to, a felony or any serious crime; provided that in cases set forth in clauses (a) through (g) where a cure is possible (as determined by the Company in its discretion), Employee shall first be provided with a 30-day cure period.
“Change of Control” has the meaning defined in the QXO, Inc. 2024 Omnibus Incentive Compensation Plan.
“Committee” means the Compensation and Talent Committee of the Board of Directors of the Company.
“Company Entity” means the Company and each entity controlled by, controlling or under common control with the Company.
“Confidential Information” means all information, written, digital (whether generated or stored on magnetic, digital, photographic or other media) or oral, not generally known to the public and from which we derive a commercial or competitive advantage, or which is proprietary to us, concerning our business, operations, products, services, customer information, merger and acquisition targets and strategies, pricing strategies, operating processes, business methods and procedures, information technology and information-gathering techniques and methods, business plans, financial affairs and all other accumulated data, listings or similar recorded matter useful in the businesses of the Company, including by way of illustration and not limitation:
•information about the business, affairs or operation of the Company developed by Employee or which is furnished or made available to Employee by the Company during Employee’s employment;
•information about the business, operations and assets of companies considered for acquisition, merger, sale, disposition, or similar transaction by the Company, and information concerning the Company’s evaluation and analysis thereof;
•operating instructions, training manuals, procedures and similar information;
•information about customers, vendors and others with whom we do business (e.g., customer or vendor lists, pricing, contracts and activity records);
•information regarding the skills and compensation of employees or contractors of the Company;
•information about sales and marketing (e.g., plans and strategies);
•information about any other third parties we have a business relationship with or to whom we owe a duty of confidentiality; and

•all notes, observations, data, analyses, compilations, forecasts, studies or other documents prepared by Employee that contain or reflect any Confidential Information.
However, the Company expressly acknowledges and agrees that the term “Confidential Information” excludes information that: (a) is in the public domain or otherwise generally known to the trade; (b) is disclosed to third parties without restriction other than by reason of Employee’s breach of Employee’s confidentiality obligations under this Agreement; (c) Employee learns of after the termination of Employee’s employment from any other party not then under an obligation of confidentiality to the Company; or (d) comprises contact information that is readily ascertainable from sources other than the Company.
    “Disability” shall have the meaning given to such term in the Company’s long-term disability plan applicable to Employee.
“Non-Compete Covenant” shall have the meaning set forth in Section 13 of this Agreement.
“Non-Compete Payments” shall have the meaning set forth in Sections 13(d) and 13(f) of this Agreement.
“Non-Interference Covenant” shall have the meaning set forth in Section 11 of this Agreement.
“Non-Solicit Covenant” shall have the meaning set forth in Section 12 of this Agreement.
“Proprietary Rights” means all right, title and interest regarding all inventions, ideas, improvements, designs, processes, trademarks, service marks, trade names, trade secrets, trade dress, data, discoveries, Work Product, and any other proprietary assets or rights.
“Restricted Period” shall have the meaning set forth in Section 13(a) of this Agreement.
“Restricted Territory” shall have the meaning set forth in Section 13(c) of this Agreement.
“Separation from Service” shall have the meaning set forth in Section 13(j) of this Agreement.
“Termination Date” means the date Employee’s employment with the Company ends, whether voluntarily or involuntarily and whether with or without Cause.
“Work Product” means all works of authorship, research, discoveries, inventions and innovations (whether or not reduced to practice or documented), improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether patentable or un-patentable, and whether or not reduced to writing), trade secrets and Confidential Information, copyrightable works, and similar and related information (in whatever form or medium). As examples, this definition applies to anything to do with the Company’s actual or anticipated business, research and development or existing or future products or services. It applies to the results from any work performed by Employee for the Company. It also applies to anything conceived, developed, made or contributed to in whole or in part by Employee while employed by the Company.
25.Other Agreements.
(a)Notices. Except as otherwise provided, the Company can give Employee notice at Employee’s last known principal residence listed on our records. Employee, in turn, may give the Company notice to QXO, Inc., Five American Lane, Greenwich, CT 06831, Attention: Chief Legal Officer. Either Employee or the Company may provide another address for notice by written notice to the other. Notice is deemed given as follows: (i) when delivered personally; (ii) four (4) days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or (iii) one (1) day after it is sent by overnight courier service via UPS or FedEx.
(b)Amendment; No Waiver. Employee and the Company agree that (i) this Agreement may not be amended except in writing signed by both Employee and the Company; (ii) the application of any provision of this Agreement may be waived only by a written instrument specifically identifying the provision whose application is being waived and signed by the Employee and the Company and (iii) no waiver by either the Employee or the Company of a breach by the other shall be a waiver of any preceding or succeeding breach, and no waiver by the Employee or the Company of any right under this Agreement shall be construed as a waiver of any other right.
(c)Employee’s Due Diligence. Employee acknowledges that: (i) Employee has had a full opportunity to read and understand this Agreement and consult with such attorneys, accountants, business advisors, and other consultants as Employee deems necessary or advisable and (ii) this Agreement shall not be construed against one party or the other in the event of any ambiguity.
(d)Survival. The provisions of this Agreement shall survive termination of Employee’s employment regardless of the reason, and the Company’s assignment thereof to any successor-in-interest or other assignee.
(e)Entire Agreement. This Agreement shall constitute the entire agreement and understanding among the parties hereto with respect to Employee’s employment hereunder and supersedes and is in full substitution for any and all prior understandings or agreements (whether written or oral) with respect to Employee’s employment. The Company does not make and has not made, and Employee does not rely and has not relied on any statement, omission, representation or warranty, written or oral, of any kind or nature whatsoever, regarding the Company or the compensation contemplated by this Agreement, including, without limitation, its or their present, future, prospective or potential value, worth, prospects, performance, soundness, profit or loss potential, or any other matter or thing whatsoever relating to whether Employee should purchase or accept any compensation contemplated by this Agreement and/or the consideration therefor.
(f)No Construction Against Drafter. The parties acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, any rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(g)Clawbacks. Employee hereby acknowledges and agrees that, notwithstanding any provision of this Agreement to the contrary, Employee will be subject to any compensation recovery policy maintained by the Company as in effect from time to time, including, but not limited to, any legally mandated policy.
(h)Employee Representations and Acknowledgements. Employee represents, warrants and covenants that as of the date that the Company and Employee have executed this Agreement as set forth on the signature page hereto: (i) Employee has the full right, authority and capacity to enter into this Agreement; (ii) Employee is ready, willing and able to perform Employee’s obligations hereunder and, to Employee’s knowledge, no reason exists that would prevent Employee from performing his obligations hereunder; (iii) Employee is not bound by any agreement that conflicts with or prevents or restricts the full performance of Employee’s duties and obligations to the Company hereunder during or after the Term; and (iv) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Employee is subject. Employee acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Employee by this Agreement, and is in full accord as to the necessity of such restraints for the reasonable and proper protection of the Confidential Information, business strategies, employee and customer relationships and goodwill of the Company Entities now existing or to be developed in the future. Employee expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, industry scope, time period and geographic area. Employee agrees to comply with each of the covenants contained in this Agreement, including without limitation, those in Sections 7 through 16 in accordance with their terms, and Employee shall not, and hereby agrees to waive and release any right or claim to, challenge the reasonableness, validity or enforceability of any of the covenants contained in this Agreement including, without limitation, those in Sections 7 through 16. Employee further acknowledges that although Employee’s compliance with the covenants contained in Section 13 of this Agreement may prevent Employee from earning a livelihood in a business similar to the business of the Company Entities, Employee’s experience and capabilities are such that Employee has other opportunities to earn a livelihood and adequate means of support for Employee and Employee’s dependents. Employee acknowledges that the Company has advised him that it is in his best interest to consult with an attorney prior to executing this Agreement.
(i)Assignment. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. This Agreement is personal to Employee; and neither this Agreement nor any right or obligation hereunder may be assigned by Employee without the prior written consent of the Company (or except by will or the laws of descent and distribution), and any purported assignment in violation of this Section 25(i) shall be void.
(j)Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse; provided, however, that in the event of a final, non-reviewable, non-appealable determination that any covenant of Employee’s set forth in this Agreement (whether in whole or in part) is void or constitutes an unreasonable restriction against Employee, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as may constitute a reasonable restriction under the circumstances. Subject to the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
(k)Tax Withholding. The Company may withhold from any amounts payable to Employee hereunder all federal, state, city, foreign or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that Employee shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).
(l)Cooperation Regarding Additional Documents. Employee expressly agrees that Employee shall execute such other documents as reasonably requested by the Company to effect the terms of this Agreement and the issuance of the RSUs and PSUs as contemplated hereunder in compliance with applicable law.
(m)Section 409A.
(i)It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
(ii)Neither Employee nor any of Employee’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Employee or for Employee’s benefit under any Company Plan may not be reduced by, or offset against, any amount owed by Employee to the Company or any of its affiliates.
(i)If, at the time of Employee’s separation from service (within the meaning of Section 409A), (i) Employee shall be a specified employee (using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under a Company Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company (or its affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it on the first business day after such six-month period. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Employee shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to Employee under this Agreement until Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.
(ii)Notwithstanding any provision of this Agreement or any Company Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to any Company Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, Employee is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Employee or for Employee’s account in connection with any Company Plan (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold Employee harmless from any or all of such taxes or penalties.
(iii)For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).
(iv)Except as specifically permitted by Section 409A, any benefits and reimbursements provided to Employee under this Agreement during any calendar year shall not affect any benefits and reimbursements to be provided to Employee under this Agreement in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit. Furthermore, reimbursement payments shall be made to Employee as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.
(n)Section 105(h). Notwithstanding any provision of this Agreement to the contrary, to the extent necessary to satisfy Section 105(h) of the Code, the Company will be permitted to alter the manner in which medical benefits are provided to Employee following termination of Employee’s employment, provided that the after-tax cost to Employee of such benefits shall not be greater than the cost applicable to similarly situated executives of the Company who have not terminated employment.
(o)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.
(p)Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

QXO, Inc.
By: /s/ Josephine Berisha
Name: Josephine Berisha
Title: Chief Human Resources Officer
By: /s/ Ihsan Essaid Name: Ihsan Essaid

EXHIBIT A

FORM OF PSU AWARD AGREEMENT

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER THE QXO, INC. 2024 OMNIBUS INCENTIVE COMPENSATION PLAN, dated as of [DATE] (the “Grant Date”) between QXO, INC., a Delaware corporation (the “Company” or “QXO”), and Ihsan Essaid.
This Performance-Based Restricted Stock Unit Award Agreement (this “Award Agreement”) sets forth the terms and conditions of an award of performance-based restricted stock units (this “Award” and each such unit, a “PSU”) with respect to a target number of Shares (the “Target PSUs”) equal to 1,137,500 which Award is subject to the terms and conditions specified herein and is granted to you under the QXO, Inc. 2024 Omnibus Incentive Compensation Plan (the “Plan”). This Award provides you with the opportunity to earn Shares, subject to the terms of this Award Agreement.
You must affirmatively acknowledge and accept this Award Agreement within 120 days following the Grant Date. A failure to acknowledge and accept this Award Agreement within such 120 day period may result in forfeiture of this Award, effective as of the 121st day following the Grant Date.
THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN INCLUDING THE PLAN RULES AND THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 9 OF THIS AWARD AGREEMENT. BY ACCEPTING THIS AWARD, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.
SECTION 1.The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan shall govern.
SECTION 2.Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:
“Annual Reset PSUs” means 50% of the Target PSUs. The Annual Reset PSUs are divided into four tranches (each, an “Annual Tranche”) with each Annual Tranche consisting of 25% of the total number of Annual Reset PSUs.
“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.
“Cause” has the meaning given to such term in the Plan; provided that if, at the applicable time, you are party to an Employment Agreement or you are a participant in the Severance Plan,

then Cause has the meaning given to such term in the Employment Agreement or the Severance Plan, as applicable.
“Cliff PSUs” means the 50% of the Target PSUs that are not Annual Reset PSUs. The Cliff PSUs are treated together as a single tranche (the “Cliff Tranche”).
“Determination Date” means the date following the completion of a Performance Period on which the Committee certifies the level of achievement of the Performance Goal, which shall be no later than 45 days following the end of the applicable Performance Period. After the occurrence of a Change of Control, the Determination Date shall refer to the last day of the applicable Performance Period.
“Disability” has the meaning given to such term in the Company’s (or as, relevant, any Affiliate’s) long-term disability plan applicable to you; provided that if, at the applicable time, you are party to an Employment Agreement or you are a participant in the Severance Plan, then Disability has the meaning given to such term in the Employment Agreement or the Severance Plan, as applicable.
“Earned PSUs” means the number of PSUs subject to an Annual Tranche or subject to the Cliff Tranche that are earned based on the actual level of achievement of the applicable Performance Goal, as certified by the Committee on the Determination Date, or that are otherwise earned in accordance with this Award Agreement. The number of Earned PSUs may range from 0% to 225% of the number of Target PSUs.
“Employment Agreement” means any individual employment agreement between you and the Company or any of its Subsidiaries, as in effect from time to time.
“Good Reason” if, at the applicable time, you are party to an Employment Agreement or a participant in the Severance Plan, has the meaning given to such term in your Employment Agreement or the Severance Plan, as applicable. If, at the applicable time, you are not party to an Employment Agreement and you are not a participant in the Severance Plan, then the term Good Reason shall not apply to you.
“Performance Goal” means each market-based performance goal applicable to each Annual Tranche or the Cliff PSUs, as set forth in Exhibit A.
“Performance Period” means for the first Annual Tranche, the period commencing on the Grant Date and ending on December 31, 2025; for each of the remaining Annual Tranches, the period commencing on January 1 and ending on December 31 of each of the 2026, 2027, and 2028 calendar years, respectively; and for the Cliff Tranche, the period commencing on the Grant Date and ending on December 31, 2028.
“Per Tranche Target PSUs” means with respect to each Annual Tranche and with respect to the Cliff Tranche, the portion of the Target PSUs that is subject to such tranche.

“Section 409A” means Section 409A of the Code, and the regulations and other interpretive guidance promulgated thereunder, as in effect from time to time.
“Severance Plan” means the QXO, Inc. Severance Plan, as in effect from time to time.
SECTION 3.Vesting and Settlement.
(a)Regularly Scheduled Vesting. Except as otherwise provided in this Award Agreement, the Earned PSUs (if any) relating to each Annual Tranche or to the Cliff Tranche, as applicable, determined based on the actual level of achievement of the Performance Goal relating to the applicable Performance Period as certified by the Committee, shall vest on the applicable Determination Date for such Performance Period contingent upon your continued employment through such Determination Date. Except as otherwise provided in this Award Agreement, no PSUs shall be earned and payable with respect to the Award unless the Committee has certified the actual level of achievement of the Performance Goal with respect to the applicable Performance Period for a relevant portion of the Award. The Committee shall have sole discretion to determine the actual level of achievement of the Performance Goal.
(b)Termination of Employment. Notwithstanding anything to the contrary in this Award Agreement or the Plan but subject to Section 3(c) and subject to any more favorable provisions regarding treatment on termination of employment set forth in your Employment Agreement, if applicable, all unvested PSUs will be forfeited upon your termination of employment for any reason prior to the corresponding Determination Date, except that:
i.Death. If, by reason of your death, your employment terminates while PSUs remain outstanding, you will vest in full in the Target PSUs that remain outstanding at the time of your termination of employment, except that (A) if your employment terminates after the end of a Performance Period but prior to the Determination Date for such Performance Period, then rather than vesting in the Target PSUs associated with such Performance Period, you shall vest as of such Determination Date in the Earned PSUs for the Annual Tranche (and, if applicable, the Cliff Tranche) relating to such completed Performance Period and (B) if your termination of employment occurs after a Change of Control, then rather than vesting in the Target PSUs, you will instead vest in full in the number of Earned PSUs (computed in accordance with Section 3(c)) that remain outstanding at the time of your termination of employment.
ii.Disability, Involuntary Not for Cause Termination or Resignation for Good Reason (other than During a CIC Period). Except as otherwise provided by Section 3(b)(iii) below with respect to a CIC Period (as defined below), if by reason of your Disability, your involuntary termination by the Company without Cause or your resignation for Good Reason, (A) your employment terminates during a Performance Period, you shall vest as of the date of your termination of employment in a prorated portion of the Per Tranche Target PSUs for each of the Annual Tranche that corresponds to the Performance Period in which your termination of employment occurs and for the Cliff Tranche, with such prorated portion (calculated separately for each of the Annual

Tranche and the Cliff Tranche) equal to the Per Tranche Target PSUs for the Annual Tranche or the Cliff Tranche, as applicable, multiplied by a fraction, the numerator of which is the total number of days from and excluding the first day of the applicable Performance Period to and including the date of your termination of employment and the denominator of which is the total number of days in the applicable Performance Period; and (B) your employment terminates after the end of a Performance Period but prior to the Determination Date for such Performance Period, you shall vest as of such Determination Date in the Earned PSUs for the Annual Tranche (and, if applicable, the Cliff Tranche) relating to such completed Performance Period. All remaining outstanding unvested PSUs that do not vest pursuant to the immediately preceding sentence (including all unvested PSUs that correspond to a Performance Period that has not yet commenced as of the date of your termination of employment) shall be forfeited. If your termination of employment due to your Disability or involuntary termination by the Company without Cause occurs after a CIC Period, then for purposes of applying the foregoing provisions of this Section 3(b)(ii), with respect to subclause (A), the reference to “Per Tranche Target PSUs” shall instead refer to the total number of Earned PSUs (computed in accordance with Section 3(c)) that correspond to the Performance Period during which your termination of employment occurs and subclause (B) shall not apply.
iii.Disability, Involuntary Not for Cause Termination, or Resignation for Good Reason during a CIC Period. If, during the two-year period commencing on a Change of Control (the “CIC Period”), your employment terminates by reason of your Disability, your employment is involuntarily terminated by the Company without Cause or you resign for Good Reason, then all Earned PSUs (computed in accordance with Section 3(c)) that remain outstanding at the time of your termination of employment will immediately vest.
(c)Change of Control. In the event of a Change of Control, the number of Earned PSUs will be calculated and determined by the Committee immediately prior to the Change of Control in accordance with clauses (i), (ii), (iii) and (iv) below. Such Earned PSUs shall remain outstanding and shall vest subject to your continued employment through the applicable Determination Date, except as otherwise provided in Section 3(b):
i.if the Change of Control occurs within 45 days after the completion of a Performance Period for an Annual Tranche (and, if applicable, for the Cliff Tranche), the Earned PSUs for the applicable Annual Tranche (and, if applicable, for the Cliff Tranche) will be determined by the Committee prior to the Change of Control based on actual performance results for the applicable Performance Period;
ii.for the Performance Period corresponding to an Annual Tranche in which the Change of Control occurs, the Earned PSUs for such Annual Tranche shall be equal to the greater of (A) 100% of the Per Tranche Annual PSUs for such Annual Tranche and (B) the number of PSUs that would be earned pursuant to such Annual Tranche assuming that such Performance Period terminated on the second to last Business Day prior to the Change of Control and using the value of the Change of Control consideration paid in respect of each outstanding Share (as determined by the Committee) to determine the Ending Price for the Shares;
iii.for each Performance Period corresponding to an Annual Tranche that has not commenced as of the date of the Change of Control, the Earned PSUs for such Annual Tranche shall be equal to the greater of (A) 100% of the Per Tranche Annual PSUs for such Annual Tranche and (B) the number of PSUs that would be earned pursuant to such Annual Tranche based on the CIC Cumulative Percentage (as defined in Exhibit A); and
iv.if the Change of Control occurs during the Performance Period for the Cliff Tranche, the number of Earned PSUs for the Cliff Tranche shall be equal to the greater of (A) 100% of the Per Tranche Target PSUs for the Cliff Tranche and (B) number of PSUs that would be earned pursuant to the Cliff Tranche based on the CIC Cumulative Percentage.
(d)Any PSUs that do not become Earned PSUs by operation of clauses (i)-(iv) shall be permanently forfeited upon the date of the Change of Control for no consideration. If the Earned PSUs as determined pursuant to clauses (i)-(iv) are not replaced in compliance with Section 8(b) of the Plan, then such Earned PSUs shall vest immediately upon the completion of the Change of Control as described in Section 8(e) of the Plan.
(e)Settlement of Award. If Earned PSUs vest pursuant to the foregoing provisions of this Section 3, then as soon as practicable following the date on which such Earned PSUs become vested and no later than 30 days thereafter, the Company shall deliver to you or your legal representative one Share for each Earned PSU that has become vested.
SECTION 4.No Rights as a Stockholder. You shall not have any rights or privileges of a stockholder with respect to the PSUs subject to this Award Agreement unless and until Shares are actually issued in settlement of this Award.
SECTION 5.Non-Transferability of PSUs. Unless otherwise provided by the Committee in its discretion, PSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of PSUs in violation of the provisions of this Section 5 and Section 9(a) of the Plan shall be void.
SECTION 6.Withholding: Consents.
(a)Withholding. The delivery of Shares pursuant to Section 3 of this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with this Section 6(a) and Section 9(d) of the Plan. No later than the date as of which an amount first becomes includible in your gross income for Federal, state, local or foreign income tax purposes with respect to any PSUs, you shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. In the event that there is withholding tax liability in connection with the settlement of the PSUs, unless otherwise determined by the Committee such withholding tax liability shall be satisfied by the Company withholding from the number of Shares you would be entitled to receive upon settlement of the PSUs, a number of Shares having a Fair Market Value (which shall either have the meaning set forth in the Plan or shall have such other meaning as determined by the Company in accordance with applicable withholding requirements) equal to such withholding tax liability.
(b)Consents. Your rights in respect of the PSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consent to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).
SECTION 7.Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.
SECTION 8.Committee Discretion. The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.
SECTION 9.Arbitration and Consent to Jurisdiction. The provisions of the Employment Agreement between you and the Company relating to arbitration and consent to jurisdiction shall apply to this Award Agreement as if set forth herein, mutatis mutandis. If you are not party to an employment agreement with the Company, then any claims you wish to make arising out of or relating to this Agreement will be resolved by binding arbitration before a single arbitrator in the State of Delaware, or at another location as mutually agreed upon by the parties, administered by the American Arbitration Association (“AAA”) in accordance with its Employment Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This provision does not apply to claims that, under law, may not be subject to a pre-dispute arbitration agreement. Notwithstanding anything to the contrary under the Rules of the AAA or the general grant of authority to the arbitrator contained herein, the arbitrator shall have no jurisdiction or authority to compel any class or collective claim, to consolidate different arbitration proceedings or to join any other party to any arbitration between you and the Company. The arbitrator shall, for all such claims you wish to file, have the exclusive authority to determine the applicability, interpretation and enforceability of this Agreement, but shall have no jurisdiction or authority to compel any class or collective claim or to join any other party to an arbitration between you and the Company.
SECTION 10.Notice. Except as otherwise provided, the Company may give you notice at your last known principal residence listed on the Company’s records. You, in turn, may give the Company notice to QXO, Inc., Five American Lane, Greenwich, CT 06831, Attention: Chief Legal Officer. Either you or the Company may provide another address for notice by written notice to the other. Notice is deemed given as follows: (a) when delivered personally; (b) four (4)

days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or (c) one (1) day after it is sent by overnight courier service via UPS or FedEx.
SECTION 11.Governing Law. The validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.
SECTION 12.Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include,” “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to.” The term “or” is not exclusive.
SECTION 13.Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that, except as set forth in Section 14(c) of this Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the PSUs shall be subject to the provisions of Section 7(c) of the Plan).
SECTION 14.Section 409A.
(a)It is intended that the provisions of this Award Agreement comply with Section 409A or an applicable exemption thereunder, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with such intention.
(b)If, at the time of your separation from service (within the meaning of Section 409A), (i) you are a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest (except as otherwise provided in your Employment Agreement), on the first Business Day after such six-month period. For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulations Section 1.409A-2(b)(2)(iii).
(c)Notwithstanding any provision of this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.
SECTION 15.Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. You and the Company hereby acknowledge and agree that signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.
SECTION 16.Lock-Up. All Shares received on settlement of the Award (net of applicable tax withholding) shall be subject to a lock-up from the date hereof until December 31, 2029 on sales, offers, pledges, contracts to sell, grants of any option, right or warrant to purchase, or other transfers or dispositions, whether directly or indirectly; provided, however, that such lock-up may be waived in the sole discretion of the Committee and shall not apply after a Change of Control or after your death.
SECTION 17.Securities Trade Monitoring Policy. Unless otherwise elected by the Committee, you are required to maintain a securities brokerage account with the Company’s preferred broker in order to receive any Shares issuable under this Award, in accordance with the Company’s securities trade monitoring policy (the “Trade Monitoring Policy”). Any Shares issued to you pursuant to this Award Agreement shall be deposited in your account with the Company’s preferred broker in accordance with the terms set forth herein. You hereby acknowledge that you have reviewed, and agree to comply with, the terms of the Trade Monitoring Policy, and that this Award, and the value of any Shares issued pursuant to this Award Agreement, shall be subject to forfeiture or recoupment by the Company, as applicable, in the event of your noncompliance with the Trade Monitoring Policy, as it may be in effect from time to time.
SECTION 18.Recoupment of Award. You acknowledge and agree that in accordance with Section 9(n) of the Plan, the Company may recoup all or any portion of this Award in accordance with any compensation recovery policy maintained by the Company, as in effect from time to time, including any such policy mandated by applicable law or Applicable Exchange rules. This Section 18 and Section 9(n) of the Plan shall not be the Company's exclusive remedy with respect to such matters.
SECTION 19.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on this Award and on any Shares acquired upon settlement of this Award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

QXO, Inc.
By:
Name: Josephine Berisha
Title: Chief Human Resources Officer
By: Name: Ihsan Essaid

Exhibit A
Performance Goals
    (1)    Performance Goals.
    (a)    The performance criteria for the Performance Goals shall be relative TSR, with the Company’s TSR being compared to the TSR of the Index. The Performance Goal for each Performance Period is set forth below in this Section 1. The level of achievement of each Performance Goal shall be measured over each Performance Period as described below. The Committee reserves the right in its discretion to adjust or augment any or all Performance Goals, including without limitation the performance criteria for any Performance Goals, based on changes in economic circumstances or government-related mandates that impact the Company’s business, changes in the competitive market, or other factors that materially change the relevance of the metric in the Performance Period.
    (b)    The calculation of the number of Earned PSUs for each Annual Tranche and for the Cliff Tranche shall equal the percentage of the applicable Per Tranche Target PSUs that corresponds to the level of achievement of the Company’s relative TSR compared to the Index during the applicable Performance Period as set forth in the table below. For purposes of applying the matrix set forth in the table below, the Company’s TSR for the applicable Performance Period will be compared to the TSR ranking of each company in the Index during the applicable Performance Period with each company in the Index ranked based on its TSR during the applicable Performance Period in the order of lowest to highest TSR. For each Performance Period, any PSUs that do not become Earned PSUs by application of this Section 1 or, in the case of a Change of Control, by application of Section 3(c) of the Award Agreement, shall be permanently forfeited for no consideration.

Percentile Position vs. S&P 500 Index Companies	Units Earned as a Percentage of Target*
Below 55th Percentile	0%
55th Percentile	100%
65th Percentile	150%
75th Percentile	175%
80th Percentile	200%
90th Percentile	225%

    *    Linear interpolation shall be applied between levels above 55th percentile.
        No PSUs will be earned for performance below the 55th percentile.
    (2)    Certain Definitions.

    (a)    “Beginning Price” shall mean the average of the closing prices of Shares or the common shares of each company in the Index, as applicable, during the thirty (30) consecutive trading days beginning on and including the first day of the Performance Period, provided that the Beginning Price of the Shares for the Cliff Tranche and for the Performance Period for the first Annual Tranche shall be the closing price of the Shares on the Grant Date.
    (b)    “CIC Cumulative Percentage” shall mean, with respect to a Change of Control, the PSUs earned for the applicable Annual Tranche or for the Cliff Tranche as a percentage of Per Tranche Target PSUs pursuant to the performance matrix set forth in Section 1 above, but assuming a Performance Period commencing on the Grant Date and concluding on the second to last Business Day prior to the Change of Control, and using (i) the closing price of the Shares on the Grant Date as the Beginning Price and (ii) the value of the Change of Control consideration paid in respect of each outstanding Share (as determined by the Committee) to determine the Ending Price for the Shares.
    (c)    “Dividends Paid” shall mean all cash dividends paid by the applicable company with respect to an ex-dividend date that occurs during the Performance Period (whether or not the dividend payment date occurs during the Performance Period), which shall be deemed to have been reinvested in the underlying common shares and shall include cash dividends paid with respect to such reinvested dividends. As applied to the Index, Dividends Paid shall relate to dividends of the constituent companies and shall assume that they are reinvested in the constituent companies of the Index.
    (d)    “Ending Price” shall mean the average of the closing prices of the Shares or the common shares of each company in the Index, as applicable, during the thirty (30) consecutive trading days leading up to and including the last day of the Performance Period. In determining the Ending Price for the Company or a company in the Index, the Committee shall make such adjustments as it deems appropriate to reflect stock splits, spin-offs, and similar transactions that occurred during the Performance Period for both the Company and the members of the Index.
    (e)    “Index” shall mean the companies in the S&P 500 Index as of the beginning of the applicable Performance Period. For the avoidance of doubt, only those companies with a Beginning Price and Ending Price for the applicable Performance Period shall be included in the Index.
    (f)    “TSR” shall mean, with respect to the applicable Performance Period, the quotient of (i) a company’s Ending Price minus the company’s Beginning Price plus the company’s Dividends Paid, divided by (ii) the company’s Beginning Price.

EXHIBIT B

FORM OF RSU AWARD AGREEMENT

RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER THE QXO, INC. 2024 OMNIBUS INCENTIVE COMPENSATION PLAN, dated as of [DATE] (the “Grant Date”) between QXO, INC., a Delaware corporation (the “Company” or “QXO”), and Ihsan Essaid.
This Restricted Stock Unit Award Agreement (this “Award Agreement”) sets forth the terms and conditions of an award of 847,500 restricted stock units (this “Award”) that are subject to the terms and conditions specified herein (each such restricted stock unit, an “RSU”) and that are granted to you under the QXO, Inc. 2024 Omnibus Incentive Compensation Plan (the “Plan”). This Award provides you with the opportunity to earn Shares, subject to the terms of this Award Agreement.
You must affirmatively acknowledge and accept this Award Agreement within 120 days following the Grant Date. A failure to acknowledge and accept this Award Agreement within such 120 day period may result in forfeiture of this Award, effective as of the 121st day following the Grant Date.
THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN INCLUDING THE PLAN RULES, AND THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 9 OF THIS AWARD AGREEMENT. BY ACCEPTING THIS AWARD, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.
SECTION 1.The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan shall govern.
SECTION 2.Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:
“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.
“Cause” has the meaning given to such term in the Plan; provided that if, at the applicable time, you are party to an Employment Agreement or you are a participant in the Severance Plan, then Cause has the meaning given to such term in the Employment Agreement or the Severance Plan, as applicable.
“Disability” has the meaning given to such term in the Company’s (or as, relevant, any Affiliate’s) long-term disability plan applicable to you; provided that if, at the applicable time, you are party to an Employment Agreement or you are a participant in the Severance Plan, then Disability has the meaning given to such term in the Employment Agreement or the Severance Plan, as applicable.
“Employment Agreement” means any individual employment agreement between you and the Company or any of its Subsidiaries, as in effect from time to time.
“Good Reason” if, at the applicable time, you are party to an Employment Agreement or a participant in the Severance Plan, has the meaning given to such term in your Employment Agreement or the Severance Plan, as applicable. If, at the applicable time, you are not party to an Employment Agreement and you are not a participant in the Severance Plan, then the term Good Reason shall not apply to you.
“Scheduled Vesting Date” shall have the meaning given to such term in Section 3(a) of this Award Agreement.
“Section 409A” means Section 409A of the Code, and the regulations and other interpretive guidance promulgated thereunder, as in effect from time to time.
“Severance Plan” means the QXO, Inc. Severance Plan, as in effect from time to time.
SECTION 3.Vesting and Settlement.
(a)Regularly Scheduled Vesting. Except as otherwise provided in this Award Agreement, the RSUs will become vested in part on each of the five dates set forth below (each, a “Scheduled Vesting Date”), subject to your continued employment with the Company or an Affiliate through the applicable Scheduled Vesting Date. The percentage of the total number of RSUs originally granted pursuant to the Award that will become vested on each Scheduled Vesting Date is as follows:
i.December 31, 2025: 15%;
ii.December 31, 2026: 17.5%;
iii.December 31, 2027: 17.5%;
iv.December 31, 2028: 25%; and
v.December 31, 2029: 25%.
(b)Termination of Employment. Notwithstanding anything to the contrary in this Award Agreement or the Plan but subject to Section 3(c) and subject to any more favorable provisions regarding treatment on termination of employment set forth in your Employment Agreement, if applicable, all unvested RSUs will be forfeited upon your termination of employment for any reason prior to the last Scheduled Vesting Date, except that:

i.Death. If your employment terminates by reason of your death, all outstanding and unvested RSUs shall immediately vest in full.
ii.Disability, Involuntary Not for Cause Termination or Resignation for Good Reason (other than During the Two-Year Period Immediately Following a Change of Control). If your employment is terminated by reason of your Disability, your employment is involuntarily terminated by the Company without Cause or you resign for Good Reason, (A) a prorated portion of the outstanding and unvested RSUs that are scheduled to vest on the next Scheduled Vesting Date immediately following the date of your termination of employment will immediately vest, with such prorated portion equal to the total number of such RSUs multiplied by a fraction, the numerator of which is the total number of days from and excluding the Scheduled Vesting Date immediately preceding your termination of employment (or, if no Scheduled Vesting Date has occurred prior to your termination of employment, from and including the Grant Date) to and including the date of your termination of employment and the denominator of which is the total number of days from and excluding such immediately preceding Scheduled Vesting Date (or, if applicable, the Grant Date) to and including such next Scheduled Vesting Date, and (B) the remainder of the outstanding unvested RSUs shall be forfeited. (By way of illustration, if your employment is involuntarily terminated by the Company without Cause on the date that 219 days after the first Scheduled Vesting Date, then 60% (219 / 365) of the outstanding and unvested RSUs that were scheduled to vest on the second Scheduled Vesting Date shall vest immediately and the remainder of the unvested RSUs shall be forfeited.)
(c)Change of Control. Upon a Change of Control that occurs prior to the last Scheduled Vesting Date, if you remain employed at the time of such Change of Control, then all outstanding and unvested RSUs (including any RSUs replaced with a Replacement Award in compliance with Section 8(b) of the Plan) shall remain outstanding and unvested, and shall continue to vest in accordance with the time-based vesting conditions set forth in Section 3(a). The treatment of the RSUs or Replaced Award on your termination of employment shall be as set forth in Section 3(b), except that during the two years immediately following the date of a Change of Control, if your employment is terminated by reason of your death, Disability, by the Company without Cause, or due to your resignation for Good Reason, all outstanding and unvested RSUs (or the Replacement Award, to the extent outstanding and unvested, if applicable) shall immediately vest. Or, if such RSUs are not replaced in compliance with Section 8(b) of the Plan, all outstanding and unvested RSUs shall vest immediately upon the completion of the Change of Control.
(d)Settlement of Award. If RSUs vest pursuant to the foregoing provisions of this Section 3, then as soon as administratively practicable, and in any event within fifteen (15) days after any RSUs become vested, the Company shall deliver to you or your legal representative one Share for each vested RSU.
SECTION 4.No Rights as a Stockholder. You shall not have any rights or privileges of a stockholder with respect to the RSUs subject to this Award Agreement unless and until Shares are actually issued in settlement of this Award.

SECTION 5.Non-Transferability of RSUs. Unless otherwise provided by the Committee in its discretion, RSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of RSUs in violation of the provisions of this Section 5 and Section 9(a) of the Plan shall be void.
SECTION 6.Withholding; Consents.
(a)Withholding. The delivery of Shares pursuant to Section 3 of this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with this Section 6(a) and Section 9(d) of the Plan. No later than the date as of which an amount first becomes includible in your gross income for Federal, state, local or foreign income tax purposes with respect to any RSUs, you shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. In the event that there is withholding tax liability in connection with the settlement of the RSUs, unless otherwise determined by the Committee, such withholding tax liability shall be satisfied by the Company withholding from the number of Shares you would be entitled to receive upon settlement of the RSUs a number of Shares having a Fair Market Value (which shall either have the meaning set forth in the Plan or shall have such other meaning as determined by the Company in accordance with applicable withholding requirements) equal to such withholding tax liability.
(b)Consents. Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consent to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).
SECTION 7.Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon, and shall inure to the benefit of, the Company and its successors and assigns.
SECTION 8.Committee Discretion. The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.
SECTION 9.Arbitration and Consent to Jurisdiction. The provisions of the Employment Agreement between you and the Company relating to arbitration and consent to jurisdiction shall apply to this Award Agreement as if set forth herein, mutatis mutandis. If you are not party to an employment agreement with the Company, then any claims you wish to make arising out of or relating to this Agreement will be resolved by binding arbitration before a single arbitrator in the State of Delaware, or at another location as mutually agreed upon by the parties, administered by the American Arbitration Association (“AAA”) in accordance with its Employment Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This provision does not apply to claims that, under law, may not be subject to a pre-dispute arbitration agreement. Notwithstanding anything to the contrary under the Rules of the AAA or the general grant of authority to the arbitrator contained herein, the arbitrator shall have no jurisdiction or authority to compel any class or collective claim, to consolidate different arbitration proceedings or to join any other party to any arbitration between you and the Company. The arbitrator shall, for all such claims you wish to file, have the exclusive authority to determine the applicability, interpretation and enforceability of this Agreement, but shall have no jurisdiction or authority to compel any class or collective claim or to join any other party to an arbitration between you and the Company.
SECTION 10.Notice. Except as otherwise provided, the Company may give you notice at your last known principal residence listed on the Company’s records. You, in turn, may give the Company notice to QXO, Inc., Five American Lane, Greenwich, CT 06831, Attention: Chief Legal Officer. Either you or the Company may provide another address for notice by written notice to the other. Notice is deemed given as follows: (a) when delivered personally; (b) four (4) days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or (b) one (1) day after it is sent by overnight courier service via UPS or FedEx.
SECTION 11.Governing Law. The validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.
SECTION 12.Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include,” “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.
SECTION 13.Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that, except as set forth in Section 14(c) of this Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the RSUs shall be subject to the provisions of Section 7(c) of the Plan).
SECTION 14.Section 409A.
(a)It is intended that the provisions of this Award Agreement comply with Section 409A or an applicable exemption thereunder, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with such intention.
(b)If, at the time of your separation from service (within the meaning of Section 409A), (i) you are a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the

Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest (except as otherwise provided in your Employment Agreement), on the first Business Day after such six-month period. For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulations Section 1.409A-2(b)(2)(iii).
(c)Notwithstanding any provision of this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.
SECTION 15.Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. You and the Company hereby acknowledge and agree that signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.
SECTION 16.Lock-Up. All Shares received on settlement of the Award (net of applicable tax withholding) shall be subject to a lock-up from the date hereof until December 31, 2029 on sales, offers, pledges, contracts to sell, grants of any option, right or warrant to purchase, or other transfers or dispositions, whether directly or indirectly; provided, however, that such lock-up may be waived in the sole discretion of the Committee and shall not apply after a Change of Control or after your death.
SECTION 17.Securities Trade Monitoring Policy. Unless otherwise elected by the Committee, you are required to maintain a securities brokerage account with the Company’s preferred broker in order to receive any Shares issuable under this Award, in accordance with the Company securities trade monitoring policy (the “Trade Monitoring Policy” ). Any Shares issued to you pursuant to this Award Agreement shall be deposited in your account with the Company’s preferred broker in accordance with the terms set forth herein. You hereby acknowledge that you have reviewed, and agree to comply with, the terms of the Trade Monitoring Policy, and that this Award, and the value of any Shares issued pursuant to this Award Agreement, shall be subject to forfeiture or recoupment by the Company, as applicable, in the event of your noncompliance with the Trade Monitoring Policy, as it may be in effect from time to time.
SECTION 18.Recoupment of Award. You acknowledge and agree that in accordance with Section 9(n) of the Plan, the Company may recoup all or any portion of this Award in accordance with any compensation recovery policy maintained by the Company, as in effect from time to time, including any such policy mandated by applicable law or Applicable Exchange rules. This Section 18 and Section 9(n) of the Plan shall not be the Company’s exclusive remedy with respect to such matters.
SECTION 19.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on this Award and on any Shares acquired upon settlement of this Award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

[Signature page follows]

    IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

QXO, Inc.
By:
Name: Josephine Berisha
Title: Chief Human Resources Officer
By: Name: Ihsan Essaid

EXHIBIT C

APPLICABLE RESTRICTION PERIODS

Defined Term	Definition
Restricted Period	The period of two (2) years after your Termination Date.
Non-Compete Period	The period of one (1) year after your Termination Date.
Extended Non-Compete Periods	Up to one (1) additional period of one (1) year, with such period commencing immediately following the end of the Non-Compete Period.